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                                                                      EXHIBIT 16


November 1, 2000


Securities and Exchange Commission
Washington, DC 20549


We have read Item 4 of Form 8-K dated October 30, 2000 of Select Medical Communications, Inc. (the "Company") and are in agreement with the statements contained in paragraphs 4(a)(ii) and 4(a)(iv) for the year ended December 31, 1994 and during the interim period ending with the Company filing a voluntary petition for reorganization pursuant to Chapter 11 of Title 11 of the United States Bankruptcy Code on October 13, 1995. Subsequent to the date, we have not been engaged to provide accounting or auditing services to the Company, and accordingly, we have not had any substantive discussions with the Company on any matters of accounting principles or practices, financial statements disclosure, or auditing scope or procedures.

We have no other basis to agree or disagree with other statements of the Registrant contained therein.


Very truly yours,




ERNST & YOUNG LLP